EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 22, 2005 by and between Marsh & McLennan Companies, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Sandra S. Wijnberg (“Executive”).

WITNESSETH:

WHEREAS, Executive commenced employment with the Company on January 3, 2000;

WHEREAS, the Company desires to continue to employ and secure the exclusive services of Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.          Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company.

2.          Term; Position and Responsibilities.

(a)        Term of Employment. The Company shall continue to employ Executive on the terms and subject to the conditions of this Agreement from the date first written above until such time as the parties agree to amend or terminate this Agreement; provided that if either party desires to terminate this Agreement, it or she shall give the other party at least 30 days’ written notice prior to the proposed effective date of such termination, other than in the case of Executive’s death, her termination of employment as a result of her Disability (as defined below in Section 8(a)), her termination of employment for Cause (as defined below in Section 8(b)) or her resignation for Good Reason (as defined below in Section 8(d)). The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Employment Period.”

(b)        Position, Responsibilities and Reporting. During the Employment Period, Executive shall continue to serve as Senior Vice President and Chief Financial Officer of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position of a publicly traded company (including the duties the Executive currently has), and such other reasonable duties consistent with Executive’s title and position as specified from time to time by the Chief Executive Officer of the Company and the Board of Directors (or any committee thereof) of the Company (the Board or such committee referred to as the “Board”). The Executive shall report directly to the Chief Executive Officer of the Company. During the Employment Period, Executive shall devote all of her skill, knowledge, commercial efforts and substantially all of her business time to the performance of her duties and responsibilities for the Company. Notwithstanding the foregoing, the Executive shall continue to be permitted to manage her personal and family financial and legal affairs and to serve on boards and advisory committees; provided that such activities do not materially interfere with the performance of the Executive’s duties.

3.          Base Salary. During the Employment Period, the Company shall continue to pay Executive a base salary (“Base Salary”) at an annualized rate of at least $700,000, payable in accordance with the Company’s normal payroll practices. The Base Salary shall be reviewed annually for increase, and once increased may not be decreased below such increased amount.

4.          Retention Bonus. Executive shall be eligible to receive an annual bonus with respect to each fiscal year ending during the Employment Period, determined at the discretion of the Compensation Committee of the Board. Notwithstanding the foregoing, provided that Executive remains employed with the Company until March 31, 2006 (or Executive’s employment with the Company is earlier terminated without Cause or she earlier resigns for Good Reason), Executive shall receive (i) a retention bonus in lieu of the annual bonus in respect of 2005 equal to at least 125% of the annual bonus paid to Executive in respect of 2004 and (ii) a retention bonus in lieu of the annual bonus in respect of the first quarter of 2006 equal to at least 25% of the retention bonus paid to Executive in respect of 2005 retention (the retention bonuses referred to herein collectively as the “Retention Bonus”). The Retention Bonus shall be paid in a cash lump sum as soon as practicable following March 31, 2006.

5.          Equity Compensation. (a) If Executive remains employed with the Company until March 31, 2006 (or if Executive’s employment with the Company is earlier terminated without Cause or as a result of her Disability or if she earlier resigns for Good Reason), (i) restricted stock granted to her in 2000, 2001, 2002 and 2003 shall vest and (ii) a pro rata portion of all other unvested restricted stock and restricted stock unit awards granted to her shall vest (based on the number of days employed with the Company during the relevant vesting period).

(b)        Other than as expressly provided in Section 5(a), Executive’s equity compensation awards shall continue to be governed by their terms (including, without limitation, (i) any applicable accelerated vesting provisions to the extent they are more favorable therein and (ii) the Executive’s continued right to receive dividends and dividend equivalents on all restricted stock and restricted stock unit awards).

6.          Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit, fringe and perquisite plans, practices, programs, policies and arrangements maintained by the Company and as in effect from time to time in which senior executive officers of the Company are eligible to participate.

7.          Business Expenses; Etc. (a) The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by her in the performance of her duties under this Agreement, in accordance with the Company’s policies applicable to senior executive officers of the Company as in effect from time to time.

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(b)        During the Employment Period and while potential liability exists thereafter, the Company shall indemnify and hold the Executive harmless to the fullest extent permitted by law with respect to her activities on behalf of the Company (including, without limitation, the advancing of any legal fees and disbursements incurred by Executive with respect to an indemnifiable matter) and shall also cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as other senior executive officers of the Company.

(c)        The Company shall reimburse Executive for reasonable legal fees actually incurred in connection with the negotiation and drafting of this Agreement (including the negotiation and preparation of any term sheet relating thereto) up to a maximum of $20,000 and with respect to any legal proceedings initiated in order to enforce any of the Executive’s rights under this Agreement to the extent Executive is the Prevailing Party (as defined in Section 11(b)).

8.          Termination of Employment.

(a)        Termination Due to Death or Disability. Executive’s employment shall automatically terminate upon Executive’s death and may be terminated by the Company due to Executive’s Disability. In the event that Executive’s employment is terminated due to her death or Disability, the sole termination benefits payable to or in respect of Executive shall be as provided in Section 8(f). For purposes of this Agreement, “Disability” shall occur if, by reason of physical or mental illness or incapacity, Executive is unable to carry out her material duties pursuant to the terms of this Agreement for more than 180 consecutive days.

(b)        Termination by the Company for Cause. Executive’s employment may be terminated by the Company for Cause at any time. In the event of a termination of Executive’s employment by the Company for Cause, the sole termination benefits payable to or in respect of Executive shall be as provided in Section 8(f). The Company shall give Executive written notice of a termination for Cause (the “Cause Notice”) that shall state the particular action(s) or inaction(s) giving rise to the termination for Cause. No action(s) or inaction(s) will constitute Cause unless (1) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board at a meeting at which Executive is allowed to appear with her legal counsel and (2) where remedial action is feasible, Executive fails to remedy the action(s) or inaction(s) within fifteen (15) days after receiving the Cause Notice. If Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect. For purposes of this Agreement, “Cause” shall mean (i) any gross negligence or willful misconduct of Executive resulting in a material loss to the Company or any of its subsidiaries, or material damage to the reputation of the Company or any of its subsidiaries; (ii) any willful refusal by Executive to follow lawful directives of the Chief Executive Officer or the Board which are consistent with the scope and nature of Executive’s duties and responsibilities as set forth herein (other than any such failure resulting from incapacity due to physical or mental illness); (iii) any material breach by Executive of one or more of the covenants referred to in Article 9 hereof; (iv) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; or (v) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement. For purposes of this paragraph, no act, or failure to act, on Executive’s part shall be considered “willful” unless done or omitted to be done, by the Executive not in good faith and without

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reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(c)        Termination Without Cause. Executive’s employment may be terminated by the Company without Cause. In the event of a termination of Executive’s employment by the Company without Cause, the sole termination benefits payable to or in respect of Executive shall be as provided in Section 8(f).

(d)        Termination by Executive. Executive may resign from her employment for any reason, including for Good Reason. In the event of Executive’s resignation other than for Good Reason, the sole termination benefits payable to or in respect of Executive shall be as provided in Section 8(f) and in the event of Executive’s resignation for Good Reason, no termination benefits shall be payable to or in respect of Executive, except as provided in Section 8(f). For purposes of this Agreement, Executive may resign for “Good Reason” within 30 days following the occurrence, without Executive’s consent, of any of the following events: (i) any adverse change in Executive’s then positions, titles or reporting obligation, or the diminution of Executive’s then duties, responsibilities or authority (including, without limitation, as a result of Executive no longer being the chief financial officer of a public company of similar size as exists on the date of execution of this Agreement) prior to the appointment of a successor chief financial officer of the Company; (ii) the assignment to Executive of duties or responsibilities that are inconsistent with Executive’s then position; (iii) a relocation of the Company’s principal executive office to any location outside the New York City metropolitan area or a relocation of Executive’s office away from the Company’s principal executive office; (iv) any material breach by the Company of any provision of this Agreement; including, without limitation, a failure by the Company to comply with Sections 3, 4, 5, 6 or 7 hereof; or (v) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in a writing delivered to Executive upon the successor becoming such, the obligations of the Company under this Agreement; provided that if such event is susceptible to cure, Executive shall give the Company notice of such event and the Company shall have 15 days after receipt of such notice to cure such event. For purposes of this Agreement, Executive’s resignation for any reason on or after March 31, 2006 shall be treated as resignation for Good Reason.

(e)        Notice of Termination; Date of Termination.

(i)         Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than as a result of Executive’s death) shall be communicated by a written Notice of Termination (as defined below) addressed to the other party. A “Notice of Termination” shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive’s employment with the Company (and thereby terminating the Employment Period), stating the proposed effective date of such termination, indicating the specific provision of this Section 8 under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination.

(ii)        Date of Termination. The term “Date of Termination” shall mean (i) if Executive’s employment is terminated by her death, the date of her death and (ii) if Executive’s

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employment is terminated for any other reason, the effective date of termination specified in the Notice of Termination. The Employment Period shall expire on the Date of Termination.

(f)        Payments Upon Certain Terminations.

(i)        In the event of a termination of Executive’s employment by the Company without Cause or by Executive’s resignation for Good Reason during the Employment Period, the Company shall pay to Executive, within 15 days of the Date of Termination (or at such time as required under the applicable employee benefit plan or arrangement), her (w) Base Salary through the Date of Termination, to the extent not previously paid, (x) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to Section 7(a), (y) payment for vacation time accrued as of the Date of Termination but unused and (z) any other amount or benefit due under an employee benefit plan or arrangement maintained or provided by the Company; including the benefits and payments described in the second sentence of Section 8(j) (such amounts under clauses (w), (x), (y) and (z), collectively the “Accrued Obligations”). In addition, in the event of any such termination of Executive’s employment, she shall be entitled to and the Company shall provide the following payments and benefits:

(A)       a lump-sum amount in cash equal to 100% of Executive’s Base Salary, paid within 15 days after termination;

(B)       to the extent not yet paid, any annual bonus earned after calendar year 2005 for the calendar year that preceded the time of the termination during all of which Executive was employed by the Company;

(C)       full vesting of Executive’s unvested accrued benefit under any non-qualified deferred compensation arrangement;

(D)       the accelerated vesting of Executive’s equity compensation awards, as provided in Section 5(a), and the continued allocation of all dividends and dividend equivalents with respect to such awards prior to the actual distribution of the underlying shares to the Executive;

(E)       continuation of group medical benefit coverage as provided under COBRA (or substantially equivalent alternative coverage) for a period of 24 months after Executive’s termination of employment; provided that the Company shall continue to pay, or reimburse Executive for, the Company’s cost (as if Executive were an active employee of the Company) (the “Medical Benefit”);

(F)        a lump sum amount of any Retention Bonus (to the extent not previously paid), paid within 15 days after termination; and

(G)       reimbursement for the cost of financial planning and tax preparation services incurred by the Executive during the one year period after termination pursuant to the Company’s program made available to similarly situated executives.

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(ii)        If Executive dies, the Company terminates Executive’s employment for Cause or as a result of her Disability or Executive resigns without Good Reason, in each case during the Employment Period, the Company shall pay to Executive the Accrued Obligations. In addition, if Executive’s employment terminates as a result of her Disability during the Employment Period, Executive shall be entitled to the following benefits as soon as reasonably practicable:

(A)       the accelerated vesting of Executive’s equity compensation awards, as provided in Section 5(a), and the continued allocation of all dividends and dividend equivalents with respect to such awards prior to the actual distribution of the underlying shares to the Executive;

(B)       the Medical Benefit; and

(C)       For 2 years following the Date of Termination, life insurance coverage at a level commensurate with other former senior executive officers of the Company participating in such plan.

(iii)      Except as specifically set forth in this Section 8(f), no termination benefits shall be payable to or in respect of Executive’s employment with the Company or its affiliates.

(g)       Resignation upon Termination. Effective as of any Date of Termination under this Section 8 or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all Board memberships and other positions then held by her, or to which she has been appointed, designated or nominated, with the Company and its affiliates.

(h)       Mitigation. Executive shall have no obligation to mitigate the costs to the Company under Section 8(f), nor shall any payments or benefits from the Company to Executive under Section 8(f) be subject to offset.

(i)        Release. Notwithstanding the foregoing, the payments and benefits provided under Section 8(f)(i) or 8(f)(ii) (other than if Executive dies) shall be subject to Executive’s execution and delivery to the Company of a Release (in the form attached hereto as Exhibit A) and the expiration of the revocation period relating to such Release.

(j)        Other Payments/Benefits. The payments and benefits provided in this Agreement are in lieu of and not in addition to any other payments or benefits to which Executive may otherwise be entitled under any severance plan of the Company. Without limiting the foregoing, upon the Executive’s termination of employment for any reason, the Executive shall be entitled to all payments and benefits (if any) payable under any other agreement or arrangement entered into by the Executive and the Company, subject to, and in accordance with, the terms of the applicable agreement or arrangement.

9.         Covenants.

(a)       Non-solicitation During Executive’s employment with the Company and during the one year period following termination of the Executive’s employment with the

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Company for any reason, Executive shall not, directly or indirectly, whether on behalf of herself or any other person or entity (x) solicit any customer or client of the Company or any subsidiary with respect to any activity that is competitive with any business of the Company or any subsidiary conducted by the Company or such subsidiary as of the date of the termination of the Executive’s employment or (y) solicit or employ any employee of the Company or any subsidiary for the purpose of causing such employee to terminate his or her employment with the Company or such subsidiary; provided, however, the parties hereto agree that the mere performance of duties for another entity that are typically performed by a chief financial officer shall not be considered to be “solicitation” of customers or clients under this Section 9(a), and provided further, however, that if Executive requests in writing, prior to any solicitation of a particular customer or client, that the Company waive Section 9(a)(x) with respect to such customer or client, and the Company determines in its reasonable discretion that it would be reasonable to grant such waiver, then the Company shall grant such waiver.

(b)     Confidentiality. At all times prior to and following Executive’s termination of employment, Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or client or other entity to which the Company owes an obligation not to disclose such information, which Executive acquires during Executive’s employment with the Company, including but not limited to records kept in the ordinary course of business except:

(i)	As such disclosure or use may be required or appropriate in connection with Executive’s work as an employee of the Company;

(ii)

When required to do so by a court of law, by an arbitrator, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information;

(iii)	As to such confidential information that becomes generally known to the public or trade without Executive’s violation of this Section 9(b); or

(iv)

To Executive’s spouse, the Executive’s personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning and/or legal advisor (each and “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person shall be deemed to be a breach of this Section 9(b) by Executive.

(c)     Reasonableness of Covenants. Executive acknowledges and agrees that the covenants contained in Sections 9(a) and (b) hereof are reasonable and necessary to protect the Company’s confidential information and goodwill. Executive further represents that her

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experience and capabilities are such that the provisions of Sections 9(a) and (b) hereof will not prevent her from earning a livelihood.

10.       Return of Company Property. In the event of termination of Executive’s employment for any reason, Executive shall return to the Company all of the property of the Company and its affiliates, including without limitation, all materials or documents containing or pertaining to confidential information, all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, televisions, card access to any Company building and customer lists, computer disks, reports, files, e-mails, work papers, documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive’s employment with the Company. Executive agrees not to retain any copies, duplicates, reproductions or excerpts of such material or documents. Notwithstanding anything herein to the contrary, the Executive may retain her rolodex (and similar address and telephone directories) and compensation related documents (including, without limitation, the Executive’s employment agreement and benefit and compensation plans in which the Executive was eligible to participate).

11.        Miscellaneous.

(a)        Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and her heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b)        Arbitration. Any dispute or controversy arising from or relating to this Agreement and/or Executive’s employment or relationship with the Company shall be resolved by binding arbitration, to be held in New York City or in any other location mutually agreed to by the Company and Executive in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Executive and the Company agree that, in the event a dispute arises that concerns this Agreement, if Executive is the Prevailing Party, Executive shall be entitled to recover all of her reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in connection with the dispute. A Prevailing Party is one who is successful on any significant substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.

(c)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

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(d)        Taxes.

(i)         The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(ii)        Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive’s termination of employment with the Company, she is a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), no payment or benefit will be provided under this Agreement until the earliest of (A) the date which is 6 months after her termination of employment for any reason, other than death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code), (B) the date of her death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The first sentence of this Section 11(d)(ii) shall only apply to the extent required to avoid Executive’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement (or of any award of compensation, including equity compensation) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision; provided that the Company shall: (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with the Executive regarding such amendments or modifications prior to the effective date of any such change.

(e)      Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Compensation Committee of the Board or a person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(f)         Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g)        Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

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If to the Company, to it at:

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10036-2774

Attention: General Counsel

Telephone: 212-345-1071

Facsimile: 212-345-1074

(B)         if to Executive, to her residential address as currently on file with the Company.

(h)       Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(i)        Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(j)        Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to term sheets and summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements (except for any equity award agreements and agreements concerning deferred compensation) relating to such subject matter (including but not limited to those made to or with Executive by any other person and those contained in any prior employment, consulting or similar agreement entered into by Executive and the Company or any predecessor or affiliate) are superseded by this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set her hand, in each case effective as of the date first above written.

MARSH & MCLENNAN COMPANIES, INC.

By: /s/ Michael G. Cherkasky

Name: Michael G. Cherkasky

Title: Chief Executive Officer & President

Executive:

/s/ Sandra S. Wijnberg

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EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

1.          For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), on her own behalf and on behalf of her heirs, executors, administrators, successors, representatives and assigns, does herein knowingly and voluntarily unconditionally release, waive, and fully discharge Marsh & McLennan Companies, Inc. and its subsidiaries (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past, present and future employees, officers, directors, agents, affiliates, parents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on Executive’s employment with and separation from Company or based on any other alleged act or omission by or on behalf of Company prior to Executive’s signing this General Release. Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, as amended, Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, Sections 1981 through 1988 of Title 42 of the United States code, as amended, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Equal Pay Act of 1993, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, as amended, the Family Medical Leave Act, the Immigration Reform and Control Act, as amended, the Vietnam Era Veterans Readjustment Assistance Act, §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), the Employee Retirement Income Security Act of 1974, as amended, any federal, state or local fair employment, civil or human rights, wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule. This General Release shall not waive or release: (i) any rights or claims that Executive may have which arise after the date of this General Release; including the right to enforce the terms of the Employment Agreement, (ii) Executive’s eligibility for indemnification or coverage under any insurance policy, (iii) any right that Executive may have to assert an affirmative defense to a claim by the Company (or any other entity that is released by this release of claims) or (iv) any rights to post-termination health-continuation insurance benefits required by state or Federal law or any right Executive may have to other vested benefits.

2.          Executive intends this General Release to be binding on her successors, and Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1,

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above. Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against Company arising from or relating to her employment with or her termination of employment from Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

3.         Executive is further waiving her right to receive money or other relief in any action instituted by her or on her behalf by any person, entity or governmental agency in respect of matters covered by this General Release. Nothing in this General Release shall limit the rights of any governmental agency or her right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. Executive further agrees to waive her rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which Executive does not know or suspect to exist in her favor at the time of executing this General Release, which if known to her must have materially affected her settlement with Company.

4.          Executive agrees that Executive shall not be eligible and shall not seek or apply for reinstatement or re-employment with Company and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

5.          In further consideration of the promises made by Company in this General Release, Executive specifically waives and releases Company from all claims Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA. Executive further agrees that:

(a)	Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
(b)	Executive understands the terms of this General Release;
(c)

The consideration offered by Company under the employment agreement dated as of the 22nd day of August, 2005 by and between the Company and Executive (the “Employment Agreement”), including Sections 4, 5 and 8 of the Employment Agreement, in exchange for the General Release represents consideration over and above that to which Executive would otherwise be entitled, and that the consideration would not have been provided had Executive not agreed to sign the General Release and did not sign the Release;

(d)	Company is hereby advising Executive in writing to consult with an attorney prior to executing this General Release;
(e)	Company is giving Executive a period of twenty-one (21) days within which to consider this General Release;

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(f)

Following Executive’s execution of this General Release, Executive has seven (7) days in which to revoke this General Release by written notice. An attempted revocation not actually received by Company prior to the revocation deadline will not be effective; and

(g)

This General Release and all payments and benefits otherwise payable under the Employment Agreement (other than the Accrued Obligations) shall be void and of no force and effect if Executive chooses to so revoke, and if Executive chooses not to so revoke, this General Release shall then become effective and enforceable.

6.          This General Release does not waive rights or claims that may arise under the ADEA after the date Executive signs this General Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 2, above, does not apply to claims under the ADEA that challenge the validity of this General Release.

7.          To revoke this General Release, Executive must send a written statement of revocation to:

Marsh & McLennan Companies, Inc.
[Address]
[City, State Zip Code]
Attn: ______________________

The revocation must be received no later than 5:00 p.m. on the seventh day following Executive’s execution of this General Release. If Executive does not revoke, the eighth day following Executive’s acceptance will be the “effective date” of this General Release.

8.          This General Release shall be governed by the internal laws (and not the choice of laws) of the State of New York, except for the application of pre-emptive Federal law.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	Sandra S. Wijnberg

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